Exhibit 10.2

2005 NON-QUALIFIED STOCK OPTION AGREEMENT

Ralcorp Holdings, Inc. (the "Company"), effective February 2, 2005, grants this Non-Qualified Stock Option to __________ ("Optionee") to purchase a total of ____ shares of its $.01 par value Common Stock (the "Common Stock") at a price of $45.25 per share pursuant to the Ralcorp Holdings, Inc. 2002 Incentive Stock Plan (the "Plan"). Subject to the provisions of the Plan and the following terms, Optionee may exercise this option from time to time by tendering to the Company (or its designated agent), written notice of exercise together with the purchase price in either cash, or in shares of Common Stock of the Company at their fair market value as determined by the Corporate Governance and Compensation Committee of the Company's Board of Directors (the "Committee"), or in both cash and such shares.

NOW THEREFORE, the Company and Optionee agree, for and in consideration of the terms hereof, as follows:

1.
Normal Exercise - This Option becomes exercisable at the rate of 33 1/3% of the total shares on each of February 2, 2008, 2009 and 2010. This Option remains exercisable through February 2, 2012, unless Optionee is no longer employed by the Company, in which case the Option is exercisable only if permitted by, and in accordance with, the provisions of paragraph 2 below.

2.
Accelerated Exercise - Notwithstanding the above, this Option shall become exercisable before the normal exercise dates set forth in paragraph 1 above upon the occurrence of any of the events set forth below while Optionee is employed by the Company (hereinafter referred to as an "Accelerating Event"). This Option shall become exercisable in full on the date of such Accelerating Event (except in the case of "a." below), as set forth below, and shall remain exercisable for the periods also set forth below or until February 2, 2012, whichever occurs first. Thereafter, the unexercised portion of this Option is forfeited and may not be exercised. An Accelerating Event may be any of the following:

a.
Stock Price; at any time after February 2, 2005, the closing price of the Common Stock on the New York Stock Exchange (the "NYSE") is at least $55.00 per share for five (5) consecutive trading days, the Option shall accelerate as described in the following sentences. Upon the occurrence of this Accelerating Event, the Option shall become immediately exercisable on February 2, 2008 (if the Accelerating Event occurred earlier) or immediately after the occurrence of the Accelerating Event (if the Accelerating Event occurs after February 2, 2008) and shall remain exercisable through February 2, 2012. In the event the Common Stock no longer trades on the NYSE, the Committee shall have the discretion to designate another trading market or other valuation method for purposes of determining whether this Acceleration Event has occurred.

b.	Death of Optionee; exercisable for three years.
c.	Declaration of Optionee's total and permanent disability; exercisable for three years.
d.	Voluntary termination of Optionee's employment at or after attainment of age 62; exercisable for three years.
e.	Involuntary termination of employment of Optionee, other than a Termination for Cause; exercisable for six months.
f.	Occurrence of a Change in Control; exercisable for six months after the Optionee's voluntary or involuntary termination of employment following the Change in Control.

3.
Forfeiture - This paragraph sets forth the circumstances under which this Option will be forfeited. All shares not exercisable shall be forfeited upon the occurrence of any of the following events (any of which is referred to as a "Forfeiture Event"):

       a.      Optionee is Terminated for Cause;
       b.      Optionee voluntarily terminates prior to age 62;
       c.      Optionee engages in competition with the Company; or
       d.     Optionee engages in any of the following actions:

(i)	intentional misconduct in the performance of Optionee's job with the Company or any subsidiary;
(ii)	being openly critical in the media of the Company or any subsidiary or its directors, officers, or employees or those of any subsidiary;
(iii)	pleading guilty or nolo contendere to any felony or any charge involving moral turpitude;
(iv)	misappropriating or destroying Company or subsidiary property including, but not limited to, trade secrets or other proprietary property;
(v)	improperly disclosing material nonpublic information regarding the Company or any subsidiary;
(vi)	after ceasing employment with the Company, inducing or attempting to induce any employee of the Company or any Subsidiary to leave the employ of the Company or any subsidiary;
(vii)	after ceasing employment with the Company, hiring any person who was a manager level employee of the Company or any subsidiary; or
(viii)	inducing or attempting to induce any customer, supplier, lender, or other business relation of the Company or any subsidiary to cease doing business with the Company or any subsidiary.

Upon the occurrence of a Forfeiture Event, those portions of this Option not exercisable at the time of a Forfeiture Event will be forfeited and may not be exercised. Notwithstanding any other provision of this Option, any portion of this Option exercisable (either in accordance with the normal exercise dates set forth in paragraph 1 or pursuant to an acceleration of exercisability under paragraph 2) at the occurrence of a Forfeiture Event shall remain exercisable for seven days following the occurrence of a Forfeiture Event. Therefore, any exercisable portion of this Option that is not exercised within such seven-day period will be forfeited and may not be exercised.  The Committee or entire Board of Directors may waive any condition of forfeiture described in this paragraph.

4.
Change in Control - In the case of a Change in Control (other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding shares of Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof), Optionee shall have the right (subject to the provisions of the Plan and any limitation applicable to the Option contained herein) thereafter and during the term of the Option, to receive upon exercise thereof  the Acquisition Consideration (as defined below) receivable upon the Change in Control by a holder of the number of shares of Common Stock which would have been obtained upon exercise of the Option or portion thereof, as the case may be, immediately prior to the Change in Control.

5.	Definitions - For purposes of this Agreement, the following terms have the meanings as set forth below:

a.
"Acquisition Consideration" - Shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one share of the Common Stock upon consummation of a Change in Control. In the case of a Change in Control resulting from the event set forth in paragraph 5(b)(i), the value of the Acquisition Consideration shall be equal to the highest price paid by such person for a share of the Company’s Common Stock during the two-year period preceding the date on which such person became the beneficial owner of more than 50% of the Company’s Common Stock. If such price is paid in the form of non-cash consideration, the value of the Acquisition Consideration shall be equal to the fair market value of such consideration at the time of the purchase of such share.

b.
"Change in Control" - Shall mean when (i) a person, as defined under the securities laws of the United States, acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company; or (ii) the directors of the Company, immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall as a result of such business combination or proxy contest, cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

c.
"Termination for Cause" - Shall mean the Optionee's termination of employment with the Company because of the willful engaging by the Optionee in gross misconduct; provided, however, that a termination for cause shall not include termination attributable to: (i) poor work performance, bad judgment or negligence on the part of the Optionee; (ii) an act or omission believed by the Optionee in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Optionee to be lawful; or (iii) the good faith conduct of the Optionee in connection with a Change in Control (including opposition to or support of such Change in Control).

6.	This Agreement shall be governed by the laws of the State of Missouri without reference to the conflict of laws provisions thereof.

7.
No amendment or modification of this Option shall be valid unless the same shall be in writing and signed by the Company and Optionee. The foregoing, however, shall not prevent the Company from amending or modifying the Plan except that no such amendment or modification shall adversely affect the Optionee’s rights under this Option Agreement.

ACKNOWLEDGED      RALCORP HOLDINGS, INC.
AND ACCEPTED:

____________________________   BY:         /s/ C. G. Huber, Jr. Optionee                                                                                                  Secretary
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Date
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Location
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